As filed with the Securities and Exchange Commission on August 9, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Spartan Energy Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware	6770	82-3100340
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, NY

(212) 515-3200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Geoffrey Strong

Chief Executive Officer

Spartan Energy Acquisition Corp.

9 West 57th Street, 43rd Floor

New York, NY

(212) 515-3200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

E. Ramey Layne Brenda Lenahan Vinson & Elkins L.L.P. 666 Fifth Avenue New York, New York 10103-0040 (212) 237-0000	Christian O. Nagler Peter S. Seligson Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-226274

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered (1)	Proposed Maximum Offering Price per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-third of one warrant	9,200,000 Units	$10.00	$92,000,000	$11,454
Shares of Class A common stock included as part of the units(4)	9,200,000 Shares	—	—	—	(5)
Warrants included as part of the units(4)	3,066,666 Warrants	—	—	—	(5)
Total (6)			$92,000,000	$11,454

(1)	Represents only the additional number of securities being registered and includes 1,200,000 units, consisting of 1,200,000 shares of Class A common stock and 400,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-226274).
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The Registrant previously registered securities having a proposed maximum aggregate offering price of $460,000,000 on its Registration Statement on Form S-1, as amended (File No. 333-226274) which was declared effective by the Securities and Exchange Commission on August 9, 2018. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional number of securities having a proposed maximum offering price of $92,000,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.
(4)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(5)	No fee pursuant to Rule 457(g).
(6)	A registration fee of $19,318, which remains unused, was previously paid in connection with the filing of the Registration Statement on Form S-1, as amended (File No. 333-226274). In accordance with Rule 457(p), the registration fee due in connection with this registration statement will be offset against $11,454 of the unused registration fee.

The Registrant Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed by Spartan Energy Acquisition Corp., a Delaware corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-226274) (the “Prior Registration Statement”), initially filed by the Registrant on July 20, 2018 and declared effective by the Securities and Exchange Commission on August 9, 2018. This Registration Statement covers the registration of an additional 9,200,000 of the Registrant’s units, each consisting of one share of the Registrant’s Class A common stock, $0.0001 par value per share, and one-third of one warrant, each whole warrant entitling the holder thereof to purchase one whole share of the Registrant’s Class A common stock, including 1,200,000 units that may be purchased by the underwriters to cover over-allotments, if any. The required opinions of counsel and related consents and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 9th day of August, 2018.

Spartan Energy Acquisition Corp.

By:	/s/ Geoffrey Strong
Geoffrey Strong
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	Name	Position	Date

	*	Chairman of the Board of Directors	August 9, 2018
Gregory Beard

	/s/ Geoffrey Strong	Chief Executive Officer and Director	August 9, 2018
	Geoffrey Strong	(Principal Executive Officer)

	*	Chief Financial Officer and Chief Accounting Officer	August 9, 2018
	James Crossen	(Principal Financial and Accounting Officer)

By:	/s/ Geoffrey Strong
Geoffrey Strong
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of WithumSmith+Brown, PC.

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

2